As filed with the Securities and Exchange Commission on September 4, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

EPIQ SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Missouri	48-1056429
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

501 Kansas Avenue Kansas City, Kansas	66105-1309
(Address of Principal Executive Offices)	(Zip Code)

Stand-Alone Non-Qualified Inducement Stock Option Agreements

Epiq Systems, Inc. 2015 Inducement Award Plan

(Full title of the plans)

Tom W. Olofson

Chairman of the Board and Chief Executive Officer

Epiq Systems, Inc.

501 Kansas Avenue

Kansas City, Kansas 66105-1309

Phone: (913) 621-9500

(Name and address of agent for service and telephone number, including area code, of agent for service)

Copies to:

Robert M. Hayward, P.C.

Kirkland & Ellis LLP

300 N. LaSalle

Chicago, Illinois 60654

(312) 862-2000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act (Check one):

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee (6)
Common Stock, par value $0.01 per share	200,000(2)	$12.50(3)	$2,500,000(3)	$290.50
Common Stock, par value $0.01 per share	50,000(4)	$11.18(5)	$559,000(5)	$64.96
Common Stock, par value $0.01 per share	25,000(4)	$10.60(5)	$265,000(5)	$30.79
Common Stock, par value $0.01 per share	40,000(4)	$15.70(5)	$628,000(5)	$72.97
Common Stock, par value $0.01 per share	25,000(4)	$16.56(5)	$414,000(5)	$48.11
Common Stock, par value $0.01 per share	50,000(4)	$18.01(5)	$900,500(5)	$104.64
Common Stock, par value $0.01 per share	25,000(4)	$18.01(5)	$450,250(5)	$52.32
Common Stock, par value $0.01 per share	25,000(4)	$18.01(5)	$450,250(5)	$52.32
Common Stock, par value $0.01 per share	10,000(4)	$18.01(5)	$180,100(5)	$20.93
Common Stock, par value $0.01 per share	25,000(4)	$17.87(5)	$446,750(5)	$51.91
Common Stock, par value $0.01 per share	15,000(4)	$17.87(5)	$268,050(5)	$31.15
Total	490,000		$7,061,900	$820.59

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers any additional shares of common stock which become issuable because of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of common stock.
(2)	Represents shares of common stock issuable pursuant to the Epiq Systems, Inc. 2015 Inducement Award Plan being registered hereon.
(3)	Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act of 1933, as amended. The price per share and aggregate offering price are calculated on the basis of the average of the high and low sales prices of Epiq Systems, Inc.’s common stock, on September 1, 2015, as reported on the NASDAQ Global Market.
(4)	Represents shares of common stock issuable upon the exercise of options granted to newly hired employees on April 25, 2012, November 7, 2012, November 21, 2014, April 27, 2015, May 1, 2015 and May 4, 2015 as an inducement award made pursuant to NASDAQ Listing Rule 5635(c)(4). No options have been exercised as of September 4, 2015.
(5)	Solely for the purposes of determining the registration fee under Rule 457(h) promulgated under the Securities Act, this price is equal to the per share exercise price of the stock options granted pursuant to Non-Qualified Inducement Stock Option Agreements.
(6)	Obtained by multiplying the proposed maximum aggregate offering price by 0.0001162.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is being filed by Epiq Systems, Inc. (the “Company”) to register a total of 200,000 shares of common stock issuable upon the vesting of equity awards (“Inducement Awards”) granted pursuant to the Epiq Systems, Inc. 2015 Inducement Award Plan (the “Plan”). Inducement Awards granted under the Plan will be made in accordance with NASDAQ Listing Rule 5635(c)(4), as an inducement material to an individual’s entering into employment with the Company and will not be made to individuals who are current or prior employees or non-employee directors of the Company (except after a bona fide period of non-employment with the Company). All Inducement Awards will be approved by a majority of the Company’s independent directors, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company, or a subcommittee of the Compensation Committee or, to the extent allowed by law, the Chief Executive Officer of the Company, each as the delegate of the Compensation Committee, and in accordance with certain limitations and restrictions imposed by the Compensation Committee.

In addition, this Registration Statement on Form S-8 is being filed by the Company to register an aggregate of 290,000 shares of common stock issuable upon vesting of stock option awards granted on April 25, 2012, November 7, 2012, November 21, 2014, April 27, 2015, May 1, 2015 and May 4, 2015 to newly hired employees as inducement awards in connection with their commencement of employment with the Company.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

Information required by Part I of Form S-8 to be contained in a prospectus meeting the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”), is not required to be filed with the Securities and Exchange Commission (the “Commission”) and is omitted from this Registration Statement in accordance with Rule 428 under the Securities Act and the explanatory note to Part I of Form S-8. Such information will be provided to each recipient of an Inducement Award under the Plan and to each of the newly hired employees who received the stock option awards covered by this Registration Statement, as specified by Rule 428(b)(1) under the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I will be included in documents to be delivered to the recipients in the Plan and to the newly hired employees who received the stock option awards covered by this Registration Statement pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents, which have been filed by the Company with the Commission, are incorporated in this Registration Statement by reference:

(a) the Company’s Annual Report on Form 10-K for the year ended December 31, 2014 filed with the Commission on March 2, 2015, as amended by the Annual Report on Form 10-K/A filed with the Commission on April 29, 2015;

(b) the Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015 filed with the Commission on April 28, 2015 and August 3, 2015, respectively;

(c) the Company’s Current Reports on Form 8-K filed with the Commission on January 12, 2015, January 27, 2015, April 8, 2015, April 28, 2015, May 4, 2015, July 9, 2015 and September 3, 2015; and

(d) the description of the Company’s common stock contained in the Company’s Registration Statement on Form 8-A filed with the Commission on January 31, 1997, pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this Registration Statement, but prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Jayne Rothman, Esq., who has rendered an opinion as to the validity of the common stock being registered by this Registration Statement, is an officer of the registrant.

Item 6.	Indemnification of Directors and Officers.

Pursuant to the Missouri General and Business Corporations Law, the Company’s Restated Articles of Incorporation eliminate the personal liability of its directors to the Company or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision does not eliminate or limit the liability of a director (a) for any breach of the director’s duty of loyalty to the Company or its shareholders, (b) for acts or omissions not in subjective good faith or which involve intentional misconduct or a knowing violation of law, (c) pursuant to section 351.345 of the General and Business Corporations Law of Missouri (which section creates personal liability for directors who approve the payment of impermissible dividends) or (d) for any transaction from which the director derived an improper personal benefit.

Pursuant to the Missouri General and Business Corporations Law, the Company’s Amended and Restated Bylaws provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that he is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, trustee or in any other comparable position of another entity) against all liabilities and expenses, including, without limitation, attorneys’ fees, judgments, fines and amounts paid in settlement (provided that such settlement and all amounts paid in connection therewith are approved in advance by the Company in accordance with the bylaws), ERISA excise taxes or penalties or other expenses actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; provided that the Company will not be required to indemnify or advance any expenses in connection with any action, suit or proceeding initiated by such person (including, without limitation, any cross-claim or counterclaim) to any such person unless the initiation of such action, suit or proceeding was authorized by the Board of Directors or as otherwise provided in the Company’s Amended and Restated Bylaws.

The Company’s Amended and Restated Bylaws also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the Company (or is or was serving at the request of the Company as a director, officer, trustee or in any other comparable position of another entity) against amounts paid in settlement thereof (provided that such settlement and all amounts paid in connection therewith are approved in advance by the Company in accordance with the bylaws) and all expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense of settlement of the action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of the action, suit or proceeding) if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company; provided that no indemnification shall be made in respect of any such claim, issue or matter as to which the person shall have been adjudged to be liable for negligence or misconduct in the performance of the person’s duties to the Company and only to the extent that the court in which the action or suit was brought determines upon application, that, despite the adjudication of liability and in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Any indemnification with regard to the foregoing, unless ordered by a court, shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the person is proper in the circumstances because he has met the applicable standard of conduct set forth in the Amended and Restated Bylaws. The determination shall be made by a majority vote of a quorum of disinterested directors, or if such quorum is not attainable, or even if obtainable, at the direction of a quorum of disinterested directors, by independent legal counsel in a written opinion or by the shareholders.

The Company’s Amended and Restated Bylaws also provide that expenses incurred in defending a civil or criminal action, suit or proceeding shall be paid by the Company in advance of the final disposition of the action, suit or proceeding as authorized by the Board in the specific case upon receipt of an undertaking by or on behalf of the person to repay such amounts unless it shall be ultimately determined that he is entitled to be indemnified by the Company as authorized in the Amended and Restated Bylaws.

The indemnification discussed in this section is not exclusive of any other rights the party seeking indemnification may have. The Company also maintains directors and officers liability insurance on its directors and executive officers.

The Company has entered into indemnification agreements with each of its current directors and officers. These agreements require the Company to indemnify these individuals to the fullest extent permitted under Missouri law against certain liabilities that may arise by reason of their service to the Company.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

Reference is made to the attached Exhibit Index, which is incorporated by reference herein.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Kansas City, State of Kansas, on September 4, 2015.

EPIQ SYSTEMS, INC.

By:	/s/ Tom W. Olofson
Name:	Tom W. Olofson
Title:	Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby severally constitutes and appoints Tom W. Olofson and Jayne Rothman, and each of them individually, with full power of substitution and resubstitution, his or her true and lawful attorney-in fact and agent, with full powers to each of them to sign for us, in our names and in the capacities indicated below, the Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and any and all amendments to said Registration Statement (including post-effective amendments), granting unto said attorneys, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as each of them might or could do in person, and hereby ratifying and confirming all that said attorneys, and each of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue of this power of attorney. This power of attorney may be executed in counterparts and all capacities to sign any and all amendments.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Tom W. Olofson Tom W. Olofson	Chairman of the Board and Chief Executive Officer (principal executive officer)	September 4, 2015

/s/ Karin-Joyce Tjon Sien Fat Karin-Joyce Tjon Sien Fat	Executive Vice President, Chief Financial Officer (principal financial officer and principal accounting officer)	September 4, 2015

/s/ James A. Byrnes James A. Byrnes	Director	September 4, 2015

/s/ Charles C. Connely, IV Charles C. Connely, IV	Director	September 4, 2015

/s/ Edward M. Connolly, Jr. Edward M. Connolly, Jr.	Director	September 4, 2015

/s/ Douglas M. Gaston Douglas M. Gaston	Director	September 4, 2015

/s/ Joel Pelofsky Joel Pelofsky	Director	September 4, 2015

/s/ Kevin L. Robert Kevin L. Robert	Director	September 4, 2015

/s/ W. Bryan Satterlee W. Bryan Satterlee	Director	September 4, 2015

/s/ Brad D. Scott Brad D. Scott	Director	September 4, 2015

EXHIBIT INDEX

Exhibit Number	Description

4.1	Restated Articles of Incorporation of Epiq Systems, Inc., as amended through February 28, 2008 (incorporated by reference from Exhibit 3.1 to the Company’s Annual report on Form 10-K for the year ended December 31, 2007 filed with the Commission on March 4, 2008).

4.2	Amended and Restated Bylaws of Epiq Systems, Inc. effective April 23, 2015 (incorporated by reference from Exhibit 3.1 to the Company’s Current Report on Form 8-K filed with the Commission on April 28, 2015).

5.1	Opinion of Jayne Rothman, Esq., Senior Vice President and General Counsel of Epiq Systems, Inc.

10.1	Epiq Systems, Inc. 2015 Inducement Award Plan (incorporated by reference from Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Commission on September 3, 2015).

10.2	Form of Epiq Systems, Inc. Non-Qualified Inducement Stock Option Agreement.

10.3	Form of Epiq Systems, Inc. Inducement Restricted Stock Award Agreement.

23.1	Consent of Deloitte & Touche LLP.

23.2	Consent of Jayne Rothman, Esq., Senior Vice President and General Counsel of Epiq Systems, Inc. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature pages of this Registration Statement).